UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 24, 2012

Chesapeake Utilities Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-11590	51-0064146
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

909 Silver Lake Boulevard, Dover, Delaware		19904
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	302.734.6799

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On December 30, 2010, Eastern Shore Natural Gas Company ("Eastern Shore"), a wholly owned subsidiary of Chesapeake Utilities Corporation, filed with the Federal Energy Regulatory Commission ("FERC") a base rate proceeding in compliance with the terms of its prior rate case settlement as approved in January 2008. The rate filing reflected increases in operating and maintenance expenses, depreciation expense, and a return on existing and new gas plant facilities expected to be placed into service before June 30, 2011. Following a discovery process, an on-site FERC Audit and the settlement conference process, Eastern Shore, FERC Staff and other interested parties reached a settlement in principle which was filed with the FERC on November 7, 2011. On January 24, 2012, FERC approved the proposed settlement.

The settlement provides a cost of service of approximately $29.1 million, a pre-tax return of 13.9 percent and the elimination of any sharing of interruptible revenues. This represents an annual rate increase of approximately $805,000, effective July 29, 2011. Included as part of the settlement is a rate reduction, effective November 1, 2011, associated with the 15,000 Dekatherms per day ("Dts/d") phase-in of new transportation services on Eastern Shore’s eight-mile extension to interconnect with the Texas Eastern Transmission LP ("TETLP") pipeline system. This rate reduction fully offsets the increased revenue that would have been generated from the 15,000 Dts/d increase in firm service. The settlement also provides a five-year moratorium on challenging Eastern Shore’s rates and on Eastern Shore’s right to file a base rate increase. The settlement allows Eastern Shore to file for rate adjustments during those five years in the event certain costs related to government-mandated obligations are incurred and Eastern Shore’s pre-tax earnings do not equal or exceed 13.9 percent.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chesapeake Utilities Corporation

January 27, 2012	By:	Beth W. Cooper

Name: Beth W. Cooper
Title: Senior Vice President and Chief Financial Officer